Exhibit 99

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Financial Statements

As of December 31, 2004 and 2003 and the Year ended December 31, 2004 and the Period From December 12, 2003 through December 31, 2003 and the Period From January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 and Reports of Independent Registered Public Accounting Firm

Ref-Fuel Holdings LLC and Subsidiaries


Index to Consolidated Financial Statements
December 31, 2004
--------------------------------------------------------------------------------


                                                                        Page(s)

       Reports of Independent Public Accounting Firm                     1-2

       Consolidated Balance Sheets                                         3

       Consolidated Statements of Operations and Comprehensive Income      4

       Consolidated Statements of Members' Equity                          5

       Consolidated Statements of Cash Flows                               6

       Notes to Consolidated Financial Statements                       7-31

             Report of Independent Registered Public Accounting Firm



To the Members and Board of Directors of Ref-Fuel Holdings LLC and Subsidiaries:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, members' equity and cash flows present fairly, in all material respects, the financial position of Ref-fuel Holdings LLC and Subsidiaries (the "Company") at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from December 12, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP
Florham Park, NJ
March 15, 2005

             Report of Independent Registered Public Accounting Firm



To the Members and Board of Directors of Ref-Fuel Holdings LLC and Subsidiaries:

In our opinion, the accompanying consolidated statement of operations and comprehensive income, of members' equity and of cash flows for the period January 1, 2003 through December 12, 2003 and for the year ended December 31, 2002 present fairly, in all material respects, the results of operations and cash flows of Ref-Fuel Holdings LLC and Subsidiaries (the "Company"), in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP
Florham Park, NJ
March 29, 2004

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Balance Sheets
(In Thousands)
--------------------------------------------------------------------------------

                                                                                                    December 31,
                                                                                             2004                   2003
                                                                                     ---------------------    ------------------

                                       Assets
 Current assets
 Cash and cash equivalents                                                                   $     86,050           $    96,511
 Restricted cash and short-term investments
                                                                                                   53,636                52,753
 Accounts receivable, net of allowance for doubtful accounts of $1,491
    $1,955, respectively
                                                                                                   72,027                73,989
 Prepaid expenses and other current assets
                                                                                                   11,013                 9,898
                                                                                     ---------------------    ------------------
 Total current assets
                                                                                                  222,726               233,151
                                                                                     ---------------------    ------------------

 Long-term assets
 Property, plant and equipment, net
                                                                                                1,187,178             1,220,949
 Intangible assets, net
                                                                                                  528,486               584,275
 Goodwill
                                                                                                    2,175                 2,175
 Restricted cash and long-term investments
                                                                                                   85,926                84,709
 Other long-term assets
                                                                                                    4,806                 2,649
                                                                                     ---------------------    ------------------
 Total long-term assets
                                                                                                1,808,571             1,894,757
                                                                                     ---------------------    ------------------

 Total assets                                                                              $    2,031,297           $ 2,127,908
                                                                                     =====================    ==================

                          Liabilities and Members' Equity
 Current liabilities
 Accounts payable and other current liabilities                                            $       41,164           $    39,610
 Current portion of long-term debt
                                                                                                   87,184                81,907
 Accrued interest payable
                                                                                                   10,917                11,841
                                                                                     ---------------------    ------------------
 Total current liabilities
                                                                                                  139,265               133,358
                                                                                     ---------------------    ------------------

 Long-term liabilities
 Long-term debt
                                                                                                  958,829             1,060,780
 Other long-term liabilities
                                                                                                  204,817               192,470
                                                                                     ---------------------    ------------------
 Total long-term liabilities
                                                                                                1,163,646             1,253,250
                                                                                     ---------------------    ------------------

 Total liabilities
                                                                                                1,302,911             1,386,608
                                                                                     ---------------------    ------------------

 Commitments and contingencies (Notes 11, 12, 14 and 16)

 Members' equity
 Total members' equity
                                                                                                  728,386               741,300
                                                                                     ---------------------    ------------------
 Total liabilities and members' equity                                                     $    2,031,297          $  2,127,908
                                                                                     =====================    ==================

              The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income
(In Thousands)
--------------------------------------------------------------------------------


                                                                                The period |
                                                                                  from     |
                                                                                 December  |  The period
                                                                     The Year      12,     |    from
                                                                      Ended        2003    |  January 1,     The Year
                                                                     December     Through  |   through         Ended
                                                                        31,      December  |   December    December 31,
                                                                       2004      31, 2003  |   12, 2003        2002
                                                                     ---------   --------  |  ----------    ----------
 Revenues                                                                                  |
  Waste disposal and related services                                 $284,446    $15,398  |  $  269,493      $260,119
  Waste disposal and related services - affiliate                            -          -  |           -        12,190
  Energy                                                               134,754      8,194  |     160,821       160,284
  Other                                                                 16,981      1,255  |      14,147         5,949
                                                                     ---------   --------  |  ----------    ----------
     Total net revenues                                                436,181     24,847  |     444,461       438,542
                                                                                           |
 Expenses                                                                                  |
  Operating                                                            189,411      8,417  |     181,615       169,866
  Depreciation and amortization                                         67,996      3,391  |      55,838        67,249
  General and administrative                                            40,591      2,184  |      42,118        43,642
  Loss on asset retirements                                              2,107          -  |       2,207         1,886
                                                                     ---------   --------  |  ----------    ----------
                                                                                           |
     Operating income                                                  136,076     10,855  |     162,683       155,899
                                                                                           |
 Interest income                                                         3,521        275  |       2,956         3,740
                                                                                           |
 Interest expense                                                      (47,251)    (2,954) |     (59,189)      (60,893)
                                                                                           |
 Loss on early extinguishment of debt                                        -          -  |      (3,191)            -
                                                                                           |
 Equipment leasing entities                                                  -          -  |           -        15,500
 Other income (expenses), net                                             425           -  |         264          (757)
                                                                     ---------   --------  |  ----------    ----------
                                                                                           |
 Income before minority interest and provision                                             |
    for income taxes                                                    92,771      8,176  |     103,523       113,489
                                                                                           |
 Minority interests in net income of subsidiaries                            -          -  |           -        (4,885)
                                                                     ---------   --------  |  ----------    ----------
                                                                                           |
 Income before provision for income taxes                               92,771      8,176  |     103,523       108,604
                                                                                           |
 Provision for income taxes                                               (741)       (94) |        (452)            -
                                                                     ---------   --------  |  ----------    ----------
    Net income                                                          92,030      8,082  |     103,071       108,604
                                                                                           |
                                                                                           |
 Other comprehensive income                                               (517)       517  |           -             -
                                                                     ---------   --------  |  ----------    ----------
                                                                                           |
 Comprehensive income                                                 $ 91,513    $ 8,599  |  $  103,071      $108,604
                                                                     =========   ========  |  ==========    ==========

              The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Statements of Members' Equity
(In Thousands)
--------------------------------------------------------------------------------


                                                                 MSW Energy
                                                                  Holdings
                                                  MSW Energy    II/America Ref-  Accumulated
                                                  Holdings      Fuel Holdings  Comprehensive
                                  Duke Interests  Interests     Corp. Interests    Income       Total
                                  ---------------------------------------------------------------------
 Balance, January 1, 2002         $       68,079  $       -     $        68,079  $         -  $ 136,158
  Redemption of Class B minority
   interests                              72,097                         72,097            -    144,194
  Net income                              54,302          -              54,302            -    108,604
  Distributions to members               (47,250)         -             (47,250)           -    (94,500)
                                  ---------------------------------------------------------------------
 Balance, December 31, 2002              147,228          -             147,228            -    294,456
  MSW Energy Holdings acquisition of
   Duke's interest at cost              (144,933)   144,933                   -            -          -
  Net income for the period from
   January 1, 2003 through December
    12, 2003                              20,910     30,626              51,535            -    103,071
  Distributions to members               (22,555)   (13,720)            (36,275)           -    (72,550)
                                  ---------------------------------------------------------------------
 Equity prior to MSW Transactions
  (Predecessor)                   $          650  $ 161,839     $       162,488  $         -    324,977
                                  =====================================================================

 Balance, December 12, 2003       $          650  $ 367,340     $       364,711  $         -  $ 732,701
  Comprehensive income for the
   period from December, 12, 2003
    through December 31, 2003                 16      4,025               4,041          517      8,599
                                  ---------------------------------------------------------------------
 Balance, December 31, 2003                  666    371,365             368,752          517    741,300
  Distributions to member                   (218)   (54,282)            (54,500)               (109,000)
  Comprehensive income                       294     46,180              45,556         (517)    91,513
  Finalization of purchase
   accounting                                  -          -               4,573            -      4,573
                                  ---------------------------------------------------------------------
 Balance, December 31, 2004       $          742  $ 363,263     $       364,381  $         -  $ 728,386
                                  =====================================================================

              The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows
(In Thousands)
--------------------------------------------------------------------------------

                                                                                           For the  |
                                                                                           period   |
                                                                                          December  |
                                                                                             12,    |  The period  For the
                                                                                  For the    2003   |    from         Year
                                                                                 Year Ended Through |   January 1,   Ended
Cash flows from operating activities                                             December  December |  2003 Through December
                                                                                    31,      31,    |  December 12,   eq,
                                                                                   2004      2003   |     2003       2002
                                                                                ---------  -------- | ------------ --------
Net income                                                                       $ 92,030   $ 8,082 |  $ 103,071  $ 108,604
Adjustments to reconcile net income to net cash provided by                                         |
   operating activities                                                                             |
 Depreciation and amortization                                                    100,714     5,706 |     65,662     74,695
 Revenue contract levelization                                                     22,789       995 |     14,947     14,359
 Interest on loss contracts                                                             -         - |      1,863      2,051
 Equity in earnings of unconsolidated affiliates                                                    |
 Equipment leasing entities                                                             -         - |          -    (15,500)
 Minority interest in net income of subsidiaries, net of distributions                  -         - |          -      4,885
 Loss on asset retirements                                                          2,107         - |      2,207      1,886
 Loss on early extinguishment of debt                                                   -         - |      3,191          -
Changes in assets and liabilities                                                                   |
 Accounts receivable, net                                                           1,962     2,890 |     (6,337)    (9,245)
 Accounts receivable, affliates                                                         -         - |          -      8,808
 Prepaid expenses and other current assets                                         (1,165)    3,255 |     (2,731)    (7,933)
 Other long-term assets                                                            (2,187)      562 |     (2,971)     3,567
 Accounts payable and other current liabilities                                     1,611     1,886 |    (21,202)    19,314
 Accrued interest payable                                                            (924)   (7,775)|      6,762      6,138
 Other long-term liabilities                                                        2,609      (731)|      6,572    (12,978)
                                                                                ---------  -------- | ----------   --------
Net cash provided by operating activities                                         219,546    14,870 |    171,034    198,651
                                                                                ---------  -------- | ----------   --------
                                                                                                    |
Cash flows from investing activities                                                                |
Change in restricted cash and investments, net                                     (2,617)   32,981 |    (38,505)   (37,145)
Additions of property, plant and equipment                                        (37,475)        - |    (33,780)   (35,727)
Acquisition of intangible assets                                                        -         - |          -       (548)
Proceeds from redemption                                                                -         - |          -      2,592
Proceeds from sale of assets                                                          455     3,333 |      1,731      1,292
                                                                                ---------  -------- | ----------   --------
Net cash provided by (used in) investing activities                               (39,637)   36,314 |    (70,554)   (69,536)
                                                                                ---------  -------- | ----------   --------
                                                                                                    |
Cash flows from financing activities                                                                |
Borrowings of long-term debt                                                            -         - |    325,318     40,000
Repayments of long-term debt                                                      (81,370)  (16,124)|   (356,813)   (56,032)
Payment of financing costs                                                              -         - |     (5,157)      (153)
Distributions paid to members                                                    (109,000)        - |    (72,550)   (94,500)
                                                                                ---------  -------- | ----------   --------
Net cash (used in) provided by financing activities                              (190,370)  (16,124)|   (109,202)  (110,685)
                                                                                ---------  -------- | ----------   --------
                                                                                                    |
Net (decreae) increase in cash and cash equivalents                               (10,461)   35,060 |     (8,722)    18,430
Cash and cash equivalents, beginning of year                                       96,511    61,451 |     70,173     51,743
                                                                                ---------  -------- | ----------   --------
Cash and cash equivalents, end of year                                           $ 86,050   $96,511 |  $  61,451  $  70,173
                                                                                =========  ======== | ==========   ========

              The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

1.       Organization and Basis of Presentation

Ref-Fuel Holdings LLC (Ref-Fuel Holdings or the Company), is a Delaware limited liability company formed in 1997. Ref-Fuel Holdings was formed with the purpose of obtaining 50 percent ownership of the following partnerships: (a) American Ref-Fuel Company (Ref-Fuel Management), which owned 98 percent of TransRiver Marketing Company, L.P. (TransRiver); (b) American Ref-Fuel Company of Hempstead (Hempstead); (c) American Ref-Fuel Company of Essex County (Essex); (d) American Ref-Fuel Company of Southeastern Connecticut (Seconn); (e) American Ref-Fuel Company of Niagara, L.P. (Niagara); (f) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass); (g) American Ref-Fuel Operations of Semass, L.P. (Semass Operator); and (h) American Ref-Fuel Company of the Capital District, L.P. These companies, along with American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley), are collectively referred to as the "American Ref-Fuel Partnerships". The American Ref-Fuel Partnerships, except for Delaware Valley, were a series of general and limited partnerships 50 percent owned by the Company and 50 percent indirectly owned by wholly-owned subsidiaries of Allied Waste Industries, Inc. (Allied), who also owned the remaining 2 percent of TransRiver and 100 percent of Delaware Valley.

The American Ref-Fuel Partnerships were organized to (a) develop, own and operate waste-to-energy (WTE) facilities that combust municipal solid waste and produce energy in the form of steam and electricity; and (b) procure waste for such facilities.

Prior to June 30, 2003, Ref-Fuel Holdings was indirectly owned 50 percent by American Ref-Fuel Holdings Corp., formerly known as United American Energy Holdings Corp. (Holdings Corp.) and 50 percent by Duke Energy Corporation
(Duke). Effective June 30, 2003, Duke sold membership interests representing 49.8% of Ref-Fuel Holdings to MSW Energy Holdings LLC (MSW Energy Holdings), which is jointly owned by entities managed by AIG Global Asset Management Holdings Corp. (AIGGIC), a subsidiary of American International Group, Inc.
(AIG), and affiliates of Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston.

On December 12, 2003, MSW Merger LLC, an affiliate of CSFB Private Equity, merged with and into Holdings Corp, a Delaware corporation, which continued as the surviving corporation in the merger. As a result of this merger, the Holdings Corp. ownership in Ref-Fuel Holdings was transferred to MSW Energy Holdings II LLC (MSW Energy Holdings II).

Upon consummation of the change in ownership and taking into account the June 30, 2003 acquisition by MSW Energy Holdings of Duke's membership interest in Ref-Fuel Holdings (the MSW Transactions), affiliates of CSFB Private Equity and entities managed by AIGGIC (collectively, the Control Group) own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and will exercise voting rights with respect to Duke's remaining 0.2% interest). As a result, and in accordance with Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting," the Company's financial statements will reflect the effects of its change in ownership and the new owners' basis in the net assets and liabilities acquired. As a result, the statement of operations and the statement of cash flows for the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 (the Predecessor), reflect the results prior to the change in basis resulting from the application of push-down accounting. The statement of operations and the statement of cash flows for the period after December 12, 2003 reflect the results subsequent to the push-down adjustments.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Prior to the MSW Transactions, profits and losses of the Company were allocated among its members based on ownership percentages. Subsequent to the MSW Transactions, profits and losses are allocated based upon the members' ownership percentages adjusted for the amortization of the respective members' incremental basis in the assets and liabilities. All significant intercompany accounts and transactions have been eliminated in consolidation.

Prior to April 30, 2001, Hempstead, Essex, Niagara and Seconn (collectively, the
HENS) were a series of partnerships that were equally owned by Allied and Ref-Fuel. On April 30, 2001 the partnership interests in the HENS were recapitalized (the Recapitalization). The terms of the Recapitalization provided that indirect subsidiaries of American Ref-Fuel Company LLC (ARC LLC), a wholly-owned subsidiary of Ref-Fuel, became the managing general partners of the HENS. The interest held by Ref-Fuel in the HENS converted to a Class A interest, and the interest held by Allied converted to a Class B interest. In conjunction with the Recapitalization, the HENS contributed $163.5 million to obtain 99 percent noncontrolling interests in equipment leasing entities controlled by Allied. ARC LLC also agreed to substitute as guarantor for certain guarantees previously furnished by Duke and Allied.

The Class A and Class B partners were both general partners in the HENS; however, the Class B partners had limited involvement in the HENS' management and had limited participation in partnership distributions, except as expressly agreed. Among other limitations, the Class A partners were restricted from the following actions without the written consent of the Class B partners: voluntary dissolution of the HENS, sale or abandonment of a substantial portion of the HENS' assets, disposition of any of the HENS' interests in the equipment leasing entities, and certain other activities.

From April 30, 2001 through April 30, 2002, the profits and losses of the HENS were allocated as follows: (a) depreciation expense allocated to the HENS from the equipment leasing entities was allocated to the Class A partner only;
(b) net income and loss before depreciation of the equipment leasing entities allocated to the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches; and (c) all other net income or loss of the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches which differed from the tranches used to allocate the earnings of the equipment leasing entities. Both Allied and Ref-Fuel Holdings had separate, nonconcurrent rights to cause the HENS to redeem Allied's Class B interests in the HENS for the HENS' interest in the equipment leasing entities (the Redemption, together with the Recapitalization, is known as the Allied Transactions).

The Redemption was completed on April 30, 2002. The Redemption of the HENS resulted in the following: (a) gross income for the period from January 1, 2002, through the Redemption date, was reallocated first to the Class A partners in an amount equal to the difference between the Class A partners' share of economic depreciation and prior special allocations of depreciation expense to the Class A partners with all remaining profits and losses allocated consistent with profit and loss allocations described above; (b) the HENS' interests in the equipment leasing entities were distributed to Allied in redemption of Allied's Class B interests in the HENS; and (c) the $2.6 million difference between the fair value of Allied's interest in the HENS and the fair value received by Allied in redemption of those interests was paid by Allied to the HENS.

The Redemption of Allied's Class B interest in the HENS resulted in the application of purchase accounting to the HENS in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and adjusted the assets and liabilities of the HENS to fair value.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

In conjunction with the Recapitalization, all of the American Ref Fuel Partnerships are indirect wholl-owned subsidiaries or controlled subsidiaries of the Company. The consolidated financial statements include the accounts of Ref-Fuel, its controlled subsidiaries and certain investments.

2.       Summary of Significant Accounting Policies

Reclassifications

Certain reclassifications have been made to the prior years to conform to the current year's presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the (a) reported amounts of assets and liabilities at the date of the financial statements, (b) disclosures of contingent assets and liabilities at the date of the financial statements, and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant management estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates may be revised as necessary when additional information becomes available. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and all unrestricted short-term investments with original maturities of three months or less.

Restricted Cash and Investments

The Company is required to maintain cash and investment balances that are restricted by provisions of its debt or lease agreements. These amounts are held by financial institutions in order to comply with contractual provisions requiring such reserves.

Restricted cash and investments are invested in accounts earning market rates; therefore, the carrying value approximates fair value. Restricted cash and investments are excluded from cash and cash equivalents in the accompanying financial statements, and changes in these assets are characterized as investing activities in the consolidated statements of cash flows. Restricted cash and investments include certain investments stated at amortized cost, which approximates market, including debt securities that are classified as "held-to-maturity" as the Company has the intent and ability to hold the securities to maturity. The Company accounts for marketable securities in accordance with SFAS Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of this statement, investments that are classified as available-for-sale are marked to market with unrealized gains and losses reported as a component of other comprehensive income. These investments were sold during 2004.

Fair Value of Financial Instruments

Unless disclosed otherwise, all other financial instruments of the Company are stated at cost, which management believes approximates fair market value.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company provides for depreciation of its depreciable assets using the straight-line method over the estimated useful lives.

Routine repairs and maintenance are charged against current operations. Expenditures that materially increase value, change capacities or extend useful lives are capitalized.

When property and equipment are retired, sold, or otherwise disposed of, the cost net of accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operating income for the period.

The Company maintains a supply of various spare parts integral to its operations. Certain spare parts that are not expected to be used within the upcoming year have been classified as long-term spare parts inventory within property, plant and equipment.

Landfill costs, including original acquisition cost and incurred construction costs, are amortized over the estimated capacity of the landfill based on a per-unit basis as landfill airspace is consumed. Landfill retirement costs arising from post-closure obligations, are capitalized as part of the landfill asset, will are being amortized consistent with the landfill's current estimated life. Landfill retirement costs arising from final capping obligations are being amortized on a units-of-consumption basis over the estimated number of tons of waste that each final capping event covers.

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", management periodically reviews long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If factors indicate that an asset should be evaluated for possible impairment, management compares estimated undiscounted future operating cash flows associated with the asset to its carrying amount. If the carrying amount of the asset is greater than undiscounted future operating cash flows, an impairment loss is calculated and recognized. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Goodwill

Goodwill represents the total consideration paid in excess of the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Prior to the MSW Transactions, goodwill related to Ref-Fuel Management and TransRiver in excess of the fair value of the net tangible and identifiable intangible assets acquired. Subsequent to the MSW Transactions, goodwill relates to the excess of the fair value of the net tangible and identifiable intangible assets acquired by MSW Energy Holdings.

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS
141 "Business Combinations" (SFAS 141) and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), effective for fiscal years beginning after December 15, 2001. The provisions of SFAS 141 provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill. The provisions of SFAS 142 (i) prohibit the amortization of goodwill and indefinite-lived intangible assets; (ii) require that goodwill and indefinite-lived intangible assets be tested annually for impairment (and in interim periods if certain events occur which would impact the carrying value of such assets); and (iii) require that the Company's operations be formally identified into reporting units for the purpose of assessing potential future impairments of goodwill. Effective January 1, 2002, upon adoption of SFAS 142, the Company stopped recording goodwill amortization and performed its assessment of its reporting units and its initial assessment of impairment, which was estimated using discounted cash flows. Additionally, the Company performed its required annual fair value testing of its recorded goodwill for its reporting units using the discounted cash flows approach. As of December 31, 2004 and 2003, the Company's estimate of the fair value of its reporting units indicated no impairment of goodwill in its annual assessment.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Intangible Assets

Energy contract intangibles represent the amount by which the contract rates in long-term energy sales contracts held by certain subsidiaries of the Company exceeded fair value on the dates that these subsidiaries were acquired. These contracts relate intangibles are being amortized into income as a reduction of energy revenues on a straight-line basis over the remaining terms of the applicable contracts, which range from five to fifteen years.

Waste contract intangibles represents the amount by which the contract rates in long-term waste sales contracts held by Hempstead exceeded fair value on the dates that the partnership was acquired. These contract-related intangibles are being amortized into income as a reduction of waste revenues on a straight-line basis through 2009, the term of the applicable contracts.

The Company has intangible assets relating to Nitrous Oxide (NOx) emission allowances. These assets have indefinite lives and, as such, are not amortized. Consistent with all the Company's intangible assets, these are reviewed under the provisions of SFAS 142 for potential impairment on an annual basis. Based on the review, the indefinite-lived assets at December 31, 2004 are not impaired.

Deferred financing costs represent certain capitalizable costs incurred by the Company to finance its long-term debt obligations. These costs are amortized to interest expense over the life of the related debt. No value was assigned to these costs in the purchase accounting resulting from the MSW Transactions.

Equity in Unconsolidated Affiliates

On April 30, 2001, the HENS contributed an aggregate of $163.5 million in cash to obtain 99 percent noncontrolling interests in four equipment leasing entities. Allied owned the remaining one percent controlling interest in the entities and managed their operations. These entities were formed to purchase equipment to be leased to Allied under operating lease agreements. Since the HENS owned a noncontrolling interest in these equipment leasing entities, the Company accounted for these investments using the equity method of accounting. On April 30, 2002, the HENS interests in the equipment leasing entities were distributed to Allied in redemption of Allied's Class B interests in the HENS.

Other Liabilities

Other current and other long-term liabilities primarily consist of (a) fair value adjustments related to certain operating leases and long-term waste contracts acquired by the Company; (b) deferred revenue; (c) accruals for certain long-term incentive plans; and (d) energy contract levelization (see Notes 10 and 14).

The fair value adjustment related to the operating lease represents the amount by which future rent payments on the Delaware Valley facility lease exceed the fair market value of that facility as of the acquisition dates. This amount is being amortized as a decrease in facility rent expense on a straight-line basis through 2016, the end of the associated lease.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

The fair value adjustment related to long-term waste contracts represents the amount by which the fair value of the long-term waste sales contracts held by Ref-Fuel Semass and Essex exceeded estimated contract rates at their respective acquisition dates. These costs are being amortized as an increase to waste disposal revenues using the straight-line method over the term of the applicable contracts.

Landfill closure and postclosure costs are also included in other long-term liabilities. The Company accrues landfill closure and postclosure costs as the remaining permitted space of the landfill is consumed over the expected life cycle of the landfill.

The Company is accounting for the long-term power contracts at the Ref-Fuel Semass in accordance with EITF Issues 91-6 "Revenue Recognition of Long-Term Power Sales" Contracts and 96-17 "Revenue Recognition under Long-Term Power Sales Contracts That Contain both Fixed and Variable Pricing Terms", which require the Company to recognize power revenues under these contracts as the lesser of (a) amounts billable under the respective contracts; or (b) an amount determinable by the kilowatt hours made available during the period multiplied by the estimated average revenue per kilowatt hour over the term of the contract. The determination of the lesser amount is to be made annually based on the cumulative amounts that would have been recognized had each method been applied consistently from the beginning of the contract. The difference between the amount billed and the amount recognized is included in other long-term liabilities.

Revenue Recognition

The Company recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received, and revenue from energy production is recognized as the energy is delivered.

Concentration of Credit Risk

The Company invests excess cash and funds held in trust in bank deposit accounts, government securities, commercial paper, certificates of deposit and money market investments with a limited number of financial institutions.

The Company has exposure to credit risk in accounts receivable as the Company disposes of waste and sells power to a limited number of customers. The Company maintains adequate reserves for potential credit losses. Furthermore, these and other customers are primarily located in the northeastern region of the United States of America.

Unamortized Debt Premium

Unamortized debt premium represents the increase in the fair value of the Company's debt recorded as a result of the MSW Transactions (defined below). These costs are amortized to interest expense over the life of the related debt using the effective interest method.

Stock-Based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", (FAS 123) as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FAS No. 123", concerning certain transition and disclosure provisions, but applies the intrinsic value recognition provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based compensation plans of the Company.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Income Taxes

The Company's subsidiaries primarily consist of limited liability companies and partnerships. Accordingly, income taxes are not levied at the Company level, but rather on the individual members. Certain wholly-owned nonoperating subsidiaries of the Company are taxable corporations. For the year ended December 31, 2004, the period from December 12 to December 31, 2003, the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 income tax expense amounted to approximately $0.7 million, $0.1 million, $0.5 million, and $0.7 million, respectively. Long-term deferred taxes of approximately $2.8 million and $1.7 million as of December 31, 2004 and December 31, 2003, respectively, are included in Other long-term liabilities.


3. Business Combinations

The Allied Transactions

In 1997 and 1998, the Company purchased a 50 percent interest in all of the American Ref-Fuel Partnerships, except for TransRiver, in which the Company purchased a 49 percent interest, and Delaware Valley, for which no interest was purchased. These acquisitions were accounted for using the purchase method of accounting.

On April 30, 2001, the Company completed its acquisition of Allied's interests in Ref-Fuel Management, TransRiver, Ref-Fuel Semass, Semass Operator, and Delaware Valley, as well as Allied's interests in notes due from the HENS. The Company also acquired two other businesses during the year for approximately $5.8 million. The acquisitions were accounted for in accordance with the provisions of SFAS No. 141. Accordingly, the consolidated statement of operations includes the results of these entities beginning on each of their respective dates of acquisition. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, after obtaining independent appraisals of the fair values of material acquired property, plant and equipment and identified intangible assets and debt.

A summary of the assets acquired and liabilities assumed in the 2001 acquisitions follows (in thousands):

                                                       Useful Life                                Amount
                                                      ---------------    -----------------------------------
 Fair value of assets acquired
       Current assets                                                         $  51,111
       Property, plant and equipment                   2-50 years               168,704
       Energy contracts                                8-20 years               161,456
       Other long-term assets                                                    23,579
       Notes due from the HENS                                                   80,124
                                                                         ---------------
                                                                                                 $  484,974
 Fair value of liabilities assumed
       Current liabilities                                                     (40,024)
       Long-term debt obligations                                             (156,227)
       Waste contracts                                 6-19 years              (71,075)
       Operating lease acquired                        15 years                (79,184)
       Other long-term liabilities                                              (9,546)
                                                                         ---------------
                                                                                                   (356,056)
                                                                                            ----------------
       Net assets acquired, net of cash acquired                                                    128,918
       Transaction costs paid in prior year                                                          (3,300)
 Goodwill                                                                                            18,331
                                                                                            ----------------
       Cash paid, net of cash acquired                                                           $  143,949
                                                                                            ================


Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


Also on April 30, 2001, the Recapitalization of the HENS occurred. The Recapitalization of Allied's 50 percent interest, combined with the 50 percent interest previously held, resulted in the Company having control of the HENS. The consolidated results for the period from April 30, 2001 through April 30, 2002 included the Company's basis in the 50 percent of the HENS purchased in 1997 and 1998, and the HENS' historical basis for the remaining 50 percent.

Since both Allied and the Company had separate, nonconcurrent rights to cause the Redemption, the fair value of the Class B interests was estimated based on the value that the HENS contributed to the equipment leasing entities at the Recapitalization date. The difference in the final recorded value of Allied's member's equity in the HENS prior to the Recapitalization and the fair value of the Class B interests at the Recapitalization date was $144.2 million, which reduced the Company's members' equity as of the Recapitalization.

In January 2002, Allied provided notice of its intent to exercise its rights to cause the Redemption. On April 30, 2002, the HENS distributed their interests in the equipment leasing entities to Allied in redemption of Allied's Class B interest in the HENS. The $2.6 million difference between the fair value of Allied's interest in the HENS and the fair value of the interests in the equipment leasing entities received by Allied in redemption of those interests was paid by Allied to the HENS. The effective purchase price paid in connection with the redemption of the Class B interests was determined as $193.1 million, which was the value of the equipment leasing entities held by the HENS less the amounts received from Allied as of the date of the Redemption.

In recording the Redemption, the Company released the previously recorded $144.2 million reduction to member's equity and applied purchase accounting to the HENS in accordance with SFAS No. 141. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, after obtaining independent appraisals of the fair values of acquired tangible property, plant and equipment and identified intangible assets and debt. The change in basis was allocated as follows (in thousands):

                                                            Useful Life         Amount
                                                         ------------------ ---------------

 Current assets                                                                  $    (714)
 Property, plant and equipment                            2-50 years                31,336
 Energy contracts                                         8-20 years                85,793
 Waste contracts assets                                   8 years                    9,717
 Other intangibles                                        5-30 years                (3,957)
 Write-off deferred income                                                          42,199
 Long-term debt                                                                    (20,413)
                                                                            ---------------
 Total                                                                           $ 143,961
                                                                            ===============

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


The MSW Transactions

As described in Note 1, the MSW Transactions consisted of MSW Energy Holdings' purchase of Duke's 49.8% indirect ownership of the Company and MSW Energy Holdings II's purchase of Holdings Corp.'s 50% indirect ownership of the Company, resulting in a change of control for the Company as of December 12, 2003. As a result, the Company's assets were valued by an independent appraisers in order to assist management in the determination of the purchase price allocations relating to the fair market value of assets and liabilities acquired.

In recording the MSW Transactions in accordance with EITF Topic D-97, "Push-Down Accounting", the Company recorded incremental fair value of $407.7 million as an addition to members' equity and applied the respective fair value of the acquisitions in accordance with SFAS No. 141. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, using a preliminary valuation prepared by the independent appraisers.


On June 30, 2003, MSW Energy Holdings acquired its interest in the Company for $363.5 million, allocated as follows (in thousands):

                                                       Useful Life                          Amount
                                                   --------------------- ---------------------------------------------
Fair value of assets acquired
     Current assets                                                          $  110,930
     Property, plant and equipment                      2-50 years              623,054
     Intangible assets                                  4-20 years              314,228
     Other long-term assets                                                      43,252
                                                                           ------------
                                                                                                               $ 1,091,464
Fair value of liabilities assumed
     Current liabilities                                                        (77,944)
     Long-term debt obligations                                                (556,083)
     Other long-term liabilities                                                (96,130)
                                                                         ---------------
                                                                                                                  (730,157)
                                                                                                 --------------------------
     Net assets acquired                                                                                           361,307
Goodwill                                                                                                             2,175
                                                                                                 --------------------------
     Acquisition cost                                                                                           $  363,482
                                                                                                 ==========================


On December 12, 2003, MSW Energy Holdings II acquired Holdings Corp.'s indirect 50% ownership of Ref-Fuel Holdings for $364.7 million, allocated as follows (in thousands):

                                                   Useful Life                         Amount
                                               --------------------- -------------------------------------------
Fair value of assets acquired
     Current assets                                                            $ 114,035
     Property, plant and equipment                  2-50 years                   613,195
     Intangible assets                              4-20 years                   294,517
     Other long-term assets                                                       48,417
                                                                     --------------------
                                                                                                    $ 1,070,164
Fair value of liabilities assumed
     Current liabilities                                                        (72,327)
     Long-term debt obligations                                                (536,833)
     Other long-term liabilities                                                (96,293)
                                                                     --------------------
                                                                                                      (705,453)
                                                                                            --------------------
     Acquisition cost                                                                                $  364,711
                                                                                            ====================


Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

The incremental purchase price pushed down was approximately $218.5 million and $202.2 million, for MSW Energy Holdings and MSW Energy Holdings II, respectively, as follows (in thousands):


                                             MSW Energy                          Adjusted
                                              Holdings                          MSW Energy       MSW Energy         Total
Allocation of excess purchase price       Initial Purchase    Amortization       Holdings        Holdings II     Adjustments
-----------------------------------       ----------------    ------------       --------        -----------     -----------
 Property, plant and equipment, net             $    76,363     $    (1,968)      $    74,395       $   74,395      $ 148,790
 Intangible assets, net                             154,068         (14,231)          139,837          140,433        280,270
 Goodwill                                           (12,050)              -           (12,050)         (14,225)       (26,275)
 Other long-term assets                              (2,892)              -            (2,892)          (2,891)        (5,783)
 Long-term debt                                     (22,405)          2,063           (20,342)         (20,341)       (40,683)
 Other long-term liabilities                         25,465           1,088            26,553           24,852         51,405
                                         ------------------- --------------- ----------------- ---------------- --------------
 Member's equity                               $    218,549     $   (13,048)      $   205,501       $  202,223      $ 407,724
                                         =================== =============== ================= ================ ==============


Reconciliation of excess purchase price:
 Investments in Ref-Fuel                       $    363,482                                         $  364,711
 Historical net cost of assets acquired             144,933                                            162,488
                                         -------------------                                   ----------------
 Excess purchase price                         $    218,549                                         $  202,223
                                         ===================                                   ================


Pro Forma Information (Unaudited)

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the ownership change as if it occurred on January 1, 2003.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the actual results of operations that would have been achieved had the MSW Transactions acquisitions taken place at the beginning of the year (in thousands):

                                          The period from    |   The period from
                                         December 12, 2003   |   January 1, 2003                     Pro Forma
                                              through        |       Through         Pro Forma       Year Ended
                                         December 31, 2003   |  December 12, 2003   Adjustments   December 31, 2003
                                         ------------------- |  ------------------- ------------- ------------------
 Revenues                                                    |
 Waste disposal and related services        $     15,398     |     $    269,493     $   (760)        $    284,131
                                                             |
 Energy                                            8,194     |          160,821      (29,191)             139,824
                                                             |
 Other                                             1,255     |           14,147         (880)              14,522
                                         ----------------    |  ----------------    ----------    ----------------
 Total net revenues                               24,847     |          444,461      (30,831)             438,477
                                                             |
 Expenses                                                    |
 Operating                                         8,417     |          181,615        1,368              191,400
                                                             |
 Depreciation and amortization                     3,391     |           55,838        8,767               67,996
                                                             |
 General and administrative                        2,184     |           42,118            -               44,302
                                                             |
Loss on asset retirements                              -     |            2,207            -                2,207
                                         ----------------    |  ----------------    ----------    ----------------
 Operating income                                 10,855     |          162,683      (40,966)             132,572
                                                             |
 Interest income                                     275     |            2,956            -                3,231
                                                             |
 Interest expense                                 (2,954)    |          (59,189)      11,620              (50,523)
                                                             |
 Loss on early extinguishment of                             |
  debt                                                 -     |           (3,191)           -               (3,191)
                                                             |
 Other income, net                                     -     |              264            -                  264
                                         ----------------    |  ----------------    ----------    ----------------
 Net income before provision for                             |
  income taxes                                     8,176     |          103,523      (29,346)              82,353
                                                             |
 Provision for income taxes                         (94)     |             (452)           -                 (546)
                                         ----------------    |  ----------------    ----------    ----------------
 Net income                                  $     8,082     |     $    103,071     $(29,346)       $      81,807
                                         ================    |  ================    ==========    ================


Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


4.  Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

                                                           Useful Life             December 31,
                                                        ----------------- --------------------------------
                                                                              2004              2003

 Plant and equipment                                       2-50 years        $1,206,558        $1,183,576
 Land                                                                             3,813             3,885
 Leasehold improvements                                  Up to 17 years           5,575             2,797

 Landfill                                                   13 years             17,768            15,470

 Spare parts                                                                     12,282            12,253

 Construction in progress                                                         6,244             6,359
                                                                          --------------    --------------
 Total property, plant and equipment                                          1,252,240         1,224,340
 Accumulated depreciation                                                       (65,062)           (3,391)
                                                                          --------------    --------------
 Property, plant and equipment, net                                          $1,187,178        $1,220,949
                                                                          ==============    ==============




5.  Intangible Assets

Intangible assets consist of the following (in thousands):

                                  Useful Life                December 31,
                                 ---------------      --------------------------
                                                         2004           2003

Energy contracts                   6-18 years           $525,125        $522,430
Waste contracts                     6 years               23,600          23,600

Emissions credits                  Indefinite             43,377          37,827

Other intangibles                  Indefinite              3,579           3,579
                                                      -----------    -----------
                                                         595,681         587,436
Accumulated amortization                                (67,195)         (3,161)
                                                      -----------    -----------
Intangible assets, net                                  $528,486        $584,275
                                                      ===========    ===========

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


The following table details the amount of actual / estimated amortization expense associated with intangible assets included or expected to be included in the Company's statement of operations for each of the periods indicated (in thousands):

                                          Energy contracts          Waste contracts            Totals
                                        ----------------------    ---------------------    ----------------
The year ended December 31, 2004                 $     59,770              $     4,229            $ 63,999
The period from January 1, 2003
  through December 12, 2003                            27,293                    1,207              28,500
                                        ======================    =====================    ================
The period from December 12, 2003
  through December 31, 2003                             2,944                      217               3,161
                                        ----------------------    ---------------------    ----------------
             (Estimated)
2005                                             $     58,306              $     4,256            $ 62,562

2006                                                   58,306                    4,256              62,562

2007                                                   58,305                    4,256              62,561

2008                                                   58,206                    4,256              62,462

2009                                                   36,907                    2,130              39,037

Thereafter                                            192,381                        -             192,381
                                        ----------------------    ---------------------    ----------------
Total                                            $    462,411              $    19,154            $481,565
                                        ======================    =====================    ================



6.  Goodwill

Goodwill consists of the following (in thousands):

                                                            December 31,
                                                --------------------------------------
                                                     2004                  2003

Beginning balance                                      $  2,175             $       -
Goodwill MSW Energy Holdings                                  -                 2,175
                                                ----------------     -----------------
Ending balance                                         $  2,175             $   2,175
                                                ================     =================





7. Investments in Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates

Equipment Leasing Entities

Between April 30, 2001 and April 30, 2002, the HENS owned 99 percent noncontrolling interests in equipment leasing entities and accounted for them using the equity method. Summarized combined financial information are as follows (in thousands):

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------






                                                                 H,E,N and S Leasing Companies, LLC
                                                           -----------------------------------------------
                                                                      Combined Balance Sheets
                                                                             April 30,
                                                                                2002
                                                           -----------------------------------------------

Current assets                                                                   $                 53,212
Noncurrent assets                                                                                 404,028
                                                           -----------------------------------------------
                                                                                 $                457,240
                                                           ===============================================

Current liabilities                                                              $                 52,176
Noncurrent liabilities                                                                            207,408

Members' equity                                                                                   197,656
                                                           -----------------------------------------------
                                                                                $                 457,240
                                                           ===============================================


                                                                  Combined Statements of Operations
                                                           -----------------------------------------------
                                                                           For the period
                                                                          January 1, 2002
                                                                            to April 30,
                                                                                2002
                                                           -----------------------------------------------

Net revenue                                                                      $                 30,291
General  and administrative expenses                                                                  238

Depreciation and amortization expense                                                              10,597
                                                           -----------------------------------------------
Operating income                                                                                   19,456

Interest income                                                                                       245

Interest expense                                                                                   (4,044)
                                                           -----------------------------------------------
Net income                                                                       $                 15,657
                                                           ===============================================

The Companys' equity in earnings of equipment
      leasing entities                                                           $                 15,500
                                                           ===============================================


8.  Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities consists of the following (in thousands):

                                                                              December 31,
                                                                    ---------------------------------
                                                                        2004               2003

Accounts payable                                                        $  24,986          $  23,530

Incentive plan accruals                                                     3,569              3,628

Compensation liabilities                                                    8,254              7,924

Other                                                                       4,355              4,528
                                                                    --------------    ---------------
                                                                        $  41,164          $  39,610
                                                                    ==============    ===============


Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

9.        Financing Arrangements

Long-term debt obligations of the Company consist of the following (in thousands):

                                                                                                 December 31,
                                                                                       --------------------------------
                                                                                            2004              2003
                                             Interest Rate
                                             (average rate)        Final Maturity
 ARC LLC-supported debt
 Senior Notes                                    6.26%                  2015             $    240,000       $  259,000
 Niagara Series 2001A                        5.45%-5.625%               2015                  165,010          165,010
 Seconn Corporate Credit Bonds                5.50%-6.45%               2022                   43,500           43,500
 Hempstead Corporate Credit Bonds                5.00%                  2010                   42,670           42,670
                                                                                       ---------------    -------------
 ARC LLC-supported debt                                                                       491,180          510,180
                                                                                       ---------------    -------------

 Other debt
 Hempstead project debt                      4.625%-5.00%               2009                  114,543          133,278
 Essex project debt                          5.248%-7.375%              2020                   96,496          108,662
 Seconn project debt                         5.125%-5.50%               2015                   50,602           53,499
 Semass Series 2001A                         5.50%-5.625%               2016                  134,345          134,345
 Semass Series 2001B                          5.00%-5.50%               2010                  104,385          118,010
 Semass Series 2001C                          2.90%-4.00%               2004                        -           13,935
                                                                                       ---------------    -------------
                                                                                              500,371          561,729
                                                                                       ---------------    -------------

 Other obligations                                                                                273              378
                                                                                       ---------------    -------------

 Total debt at par value                                                                      991,824        1,072,287

   Unamortized debt premium, net                                                               54,189           70,400
     Current portion                                                                          (87,184)         (81,907)
                                                                                       ---------------    -------------

 Total long-term debt obligations                                                        $    958,829       $1,060,780
                                                                                       ===============    =============


On May 9, 2003, ARC LLC completed the sale of $275 million aggregate principal amount of 6.26 percent Senior Notes due 2015. The proceeds of the financing were used to repay $242.6 million under the outstanding Credit Facility, fund debt service reserve accounts and for general corporate purposes. As part of this refinancing, ARC LLC entered into a three year amended and restated revolving credit facility (the Amended Credit Facility) for up to $75 million, including $45 million of which could be used for letters of credit. Under the terms of the Amended Credit Facility, the Company is subject to certain financial covenants, as defined, with respect to leverage and adjusted cash flow coverage ratios. As of December 31, 2004 and 2003, there were no borrowings and $10.2 million and $7.0 million of letters of credit outstanding under the Amended Credit Facility, respectively. Pursuant to the terms of certain guarantee agreements as of December 31, 2004 and 2003, the Company was contingently obligated to issue $29 million in letters of credit in the event that the ratings of ARC LLC's senior debt are reduced to below investment grade. The Amended Credit Facility allows for two one-year extensions at ARC LLC's request. As a result of the refinancing, the Company expensed approximately $3.3 million of deferred financing costs associated with the retired debt in 2003.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

ARC LLC-supported debt includes obligations of subsidiary companies for which the Company has issued a guarantee. Other debt obligations mainly consist of indebtedness supported by the facility to which the indebtedness belongs and certain contingent credit support obligations of the Company.

Certain of the debt agreements held by ARC LLC and/or its subsidiaries contain restrictions or distributions and new borrowings and require certain defined leverage ratios and adjusted cash flow coverage ratios. Substantially all of the assets and revenues of the facilities owned or controlled and operated by subsidiaries of ARC LLC are pledged to trustees under the terms of the debt agreements. In addition, the terms of the documents governing these obligations limit the business activities and the circumstances and timing of making partnership distributions.

The aggregate amounts of long-term debt mature as follows (in thousands):

      2005                         $ 87,184
      2006                           79,331
      2007                           90,466
      2008                           98,472
      2009                           78,463
   Thereafter                       557,908
                              -------------
                                  $ 991,824
                              =============

The fair market value of the Company's indebtedness as of December 31, 2004 and 2003, approximated $1.1 billion. The Company determined fair values based on quoted market values.


10.      Other Long-Term Liabilities

Other long-term liabilities consist of the long-term portion of the following (in thousands):

                                                                                          December 31,
                                                        Amortization        -----------------------------------
                                                       Period (years)            2004                2003
                                                       --------------       -----------------------------------

Long-term waste contracts acquired                          9-17                  $ 116,634          $ 131,676
Operating lease acquired                                      14                     42,094             42,094
Deferred revenue                                            8-20                      5,113              3,130
Long-term incentive plan accruals                                                     3,333              2,894
Energy contract levelization                                  12                     24,123                995
Landfill liabilities                                          13                     10,699             10,017
Other                                                                                 2,821              1,664
                                                                            ----------------    ---------------
                                                                                  $ 204,817          $ 192,470
                                                                            ================    ===============


See Note 15 for amortization of certain other long-term liabilities.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

11.      Operational and Other Agreements

Hempstead, Essex, Seconn, Semass and Delaware Valley operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements. Duke and Allied Waste Industires Inc. (Allied) are each obligated to fund one-half of the cash shortfalls of Essex arising out of operating cost needs subject to an accumulative combined total of $50 million unless funds are required to satisfy certain environmental claims. In the event of such environmental claims, the cumulative total is increased to the lesser of (a) $100 million or (b) $50 million plus cumulative Essex distributions. In circumstances of default, Duke and Allied would be responsible to fund up to amounts not expended for funding prior cash shortfalls. On April 30, 2001, Essex and ARC LLC entered into agreements with Duke and Allied requiring Essex and ARC LLC to reimburse, indemnify and defend Duke and Allied from any liability in respect to these obligations.

With respect to the Delaware Valley facility, ARC LLC has guaranteed amounts payable by Delaware Valley pursuant to certain agreements. ARC LLC has indemnified the Delaware County Solid Waste Authority for amounts arising out of, or relating to any failure of Delaware Valley under its service agreement. In conjunction with the acquisition of the facility, the Company also provides an indemnity to the sellers of the facility from all environmental damages as a result of remedial action and releases or threatened releases of hazardous substances at the facility.

Credit Support

In order to provide the ARC LLC with an additional source of funds to meet calls on its project support obligations, MSW Energy Holdings and Holdings Corp. (collectively referred to as the Members) have each entered into the Equity Contribution Agreement pursuant to which each of the Members has agreed to provide up to $50 million in equity capital to ARC LLC. Each Members' obligation to make equity contributions under the Equity Contribution Agreement is conditioned upon the other making an equal contribution and is limited to each making no more than $50 million of aggregate equity contributions. If either of the Members is not rated at least BBB by S&P, such Member is required to provide a letter of credit from a commercial bank that is rated at least A- by S&P to secure its obligations under the Equity Contribution Agreement.

Significant Customers

All of the Company's WTE facilities have contracted to sell power under long-term power contracts with utility companies, the terms of which expire from 2009 to 2021. These contracts require the facilities to deliver, and the utility companies to purchase, substantially all of the power generated by the facilities at rates defined in the contracts. Total revenues recognized under these energy contracts approximated $133.2 million, $7.2 million, $143.5 million and $144.1 million for the year ended December 31, 2004, the period from December 12 through December 31, 2003, and the period from January 1 to December 12, 2003 and the year ended December 31, 2002, respectively, representing approximately 30.5 percent, 29.0 percent and 32.3 percent and 32.9 percent, respectively, of total net revenues.

12.      Commitments and Contingencies

Environmental and Regulatory Risk

The Company operates in an environmentally sensitive industry and is subject to extensive federal, state and local laws and regulations adopted for the protection of the environment. The laws and regulations primarily applicable to the Company are those related to discharge of emissions into the air and management of solid waste but can also include those related to water use, discharges to water, wetlands preservation and hazardous waste management. Certain of these laws have extensive and complex requirements relating to obtaining construction and operating permits, monitoring, record keeping and reporting. While management believes that it is in substantial compliance with permits and other applicable environmental laws relating to the Company, its facilities, from time to time, may not be in full compliance with all such laws.

Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The Company incurs operating costs and capital expenditures related to various environmental protection and monitoring programs. Such expenditures have not had a material adverse effect on the Company's consolidated financial position or results of operations. However, federal, state and local regulatory authorities may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company.

Landfill Agreements

Ref-Fuel Semass has a waste management agreement (the WMA) dated May 25, 1982, as amended, with the Carver, Marion, Wareham Regional Refuse Disposal District
(CMW). The WMA allows Ref-Fuel Semass to utilize a portion of a landfill (the CMW Landfill), which CMW leases from Wankinco River, Inc. (Wankinco).

Beginning in May 1997, Wankinco provided several notices purportedly terminating the lease on the CMW Landfill based upon an allegation that the lease term automatically expired due to alleged failures to strictly comply with the terms of the lease. In June 1997, Ref-Fuel Semass and CMW filed suit against Wankinco and A. D. Makepeace Company, Inc., Wankinco's parent company, seeking a declaratory judgment that Ref-Fuel Semass and CMW may continue to operate the CMW Landfill. Trial of the matter before the court was completed in 2001 and a decision was received by the Company in December 2002, which decided virtually all issues in favor of Ref-Fuel Semass. Ref- Fuel Semass avoided both forfeiture of possession and any liability for damages due to landfill operations. Wankinco appealed in January 2003, and on August 19, 2004, the Appellate Court upheld the Trial Courts decision in respect of all decisions related to the alleged lease violations. One ruling unrelated to lease forfeiture or damages for unlawful possession was remanded because the Judge's ruling that Ref-Fuel Semass had not engaged in "an unfair and deceptive act or practice" applied the law conjunctively rather than disjunctively (as required by the law). The Appellate Court affirmed the Judge's ruling that there was no unfairness, but remanded the question of deception for further findings since the Appellate Court, due to the use of the conjunctive rather than disjunctive, was unable to infer that the Judge did not find a compensable deceptive act. Management believes that the Judge's ruling on remand will clarify this issue in favor of the Company. In addition, Wankinco appealed the Appellate Court's decision on the lease issues to the Supreme Judicial Court of Massachusetts and, on September 30, 2004, the Supreme Judicial Court denied Wankinco's Application for Further Appellate Review. Accordingly, except for the remand discussed above, the favorable decisions received by Ref-Fuel Semass have become final and nonappealable. Apart from this decision, Ref-Fuel Semass and Wankinco continue litigating several other actions involving regulatory issues at the landfill.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

In March 1990, Ref-Fuel Semass, CMW and Wankinco entered into an agreement related to the CMW Landfill, as amended (the Settlement Agreement), which requires, among other things, Ref-Fuel Semass to make annual deposits into an environmental protection trust fund (the Fund) in lieu of obtaining environmental impairment liability insurance for the CMW Landfill. Ref-Fuel Semass is required under the Settlement Agreement to deposit $500,000 annually into the Fund, payable in equal quarterly installments. Certain additional deposits are required subject to the availability of cash in accordance with the Loan Agreement. Ref-Fuel Semass' obligation to make deposits into the Fund ceases when the Fund reaches a balance of $20.0 million, unless the fund limit is increased by agreement of the parties, or absent such agreement, arbitration, wherein it is determined the fund limit needs to be increased to adequately protect against environmental damage. Management believes that the $20.0 million fund limit is adequate for this purpose. Proceeds from the Fund are to be used primarily for remediation of the CMW Landfill in the event of any environmental damages. Ref-Fuel Semass and Wankinco are each entitled to receive one-half of the balance of the Fund upon final closure of the CMW Landfill and receipt of required governmental approvals. During the years ended December 31, 2004 and 2003, Ref-Fuel Semass made the required quarterly deposits into the Fund and charged operations for one-half of the deposits into the Fund, representing one-half of the balance of the Fund which will be disbursed to Wankinco upon final closure of the CMW Landfill. Additional charges to operations may be required in future years if any disbursements are required from the Fund to remediate any environmental damages. To date, management is not aware of any such environmental damages. As of December 31, 2004 and 2003, the balance in the Fund is approximately $14.0 million and $13.5, respectively, and is included in restricted cash and long-term investments. A corresponding liability of approximately $7.0 million and $6.5 million, representing approximately one-half of the deposits and related earnings in the Fund, is included in other long-term liabilities as of December 31, 2004 and 2003, respectively.

Future Mercury Regulation at the Essex Facility. On December 6, 2004 the New Jersey Department of Environmental Protection (NJDEP) promulgated regulations applicable to the Essex facility that will make mercury emission requirements more stringent. Specifically, the new regulations increase the required removal efficiency to 85% removal on January 3, 2006 and 95% removal on January 3, 2012 versus the current 80% removal, while retaining the alternative limit of 28 micrograms per cubic meter. As a result of the new regulations, there is an increased risk that emission exceedances will occur and therefore an increased probability that additional controls will ultimately be required to prevent such exceedances. ARC believes that the new requirements may at a minimum result in increased operating costs due to increased use of activated carbon in the current control equipment. It is also possible that the regulations will require the installation of additional pollution control equipment such as compact hybrid particulate collector units, a device similar to a baghouse. Management estimates that the cost of the installation of such additional pollution control equipment, if required, would be approximately $38 million. The Essex service agreement provides a mechanism for a pass-through to the Port Authority of New York and New Jersey of the majority of any additional capital and operating costs that may be required. We cannot currently determine the likelihood of additional and operating capital costs being incurred in connection with these changes in regulation, or the total of any such costs.

Lower Passaic River Study. In August 2004, USEPA notified American Ref-Fuel Company of Essex County (Essex) that it was potentially liable under CERCLA
Section 107(a) for response actions in the Lower Passaic River Study Area (LPRSA), a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 Potentially Responsible Parties (PRPs) named thus far. USEPA alleges that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. USEPA's notice letter states that Essex may be liable for costs related to a proposed $10 million study of the Lower Passaic River and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes that its contribution will be determined to be de minimus; however, it is not possible at this time to predict that outcome with certainty or to estimate Ref-Fuel Holdings' liability for the study or any eventual natural resource damage.


Future Minimum Payments Under Operating Leases

Delaware Valley leases the Delaware Valley Project pursuant to an operating lease that expires in July 2019. The Company also leases office space for its Montvale, New Jersey headquarters pursuant to operating leases expiring in August 2007.

As of December 31, 2004, total minimum net rental payments on these leases are as follows (in thousands):

 2005                                              $  14,566
 2006                                                 13,923
 2007                                                 14,049
 2008                                                 12,711
 2009                                                 28,809
 Thereafter                                           70,502
                                                 ------------
                                                   $ 154,560
                                                 ============

The Company is contingently liable for the payment of stipulated losses, a portion of which is included in the minimum net rental payments for Delaware Valley reflected in the table above. This stipulated loss value as of December 31, 2004 is approximately $170.1 million. Total net rental expense was $7.9 million, $0.3 million, $6.7 million and $6.5 million for the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003, and the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002, respectively.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Capital Expenditures

As of December 31, 2004, the Company has commitments for capital expenditures of approximately $10.8 million, all of which are expected to be incurred in 2005.

Other Matters

The Company is involved in various claims or litigation in the ordinary course of business. Management believes that the ultimate resolution of these matters, either individually or in the aggregate, will not have a material adverse impact on the future results of operations, cash flows or financial position of the Company.

The Company is required to provide financial assurance to government agencies under applicable environmental and procurement regulations relating to the landfill operations and waste disposal contract. Performance bonds to secure the obligations, of which $23.0 million in surety bonds was outstanding as of December 31, 2004, satisfy these financial requirements.


13.  Related Party Transactions

Included in the consolidated statement of operations for the year ended December 31, 2002 are revenues of approximately $12.2 million generated from the waste disposal services provided to Allied and expenses of $1.0 million, for the hauling of ash and disposal of bypass waste by Allied for the four months ended April 30, 2002.

All of the revenues from the equipment leasing entities explained in Note 1 are derived from operating leases between those entities and Allied; as such, the equity in earnings of equipment leasing entities of $15.5 million is from Allied for the year ended December 31, 2002. As of the Redemption, Allied is no longer an affiliated entity.

In the ordinary course of business, the Company and its subsidiaries hold insurance policies with AIG, for which the AIG insurance company subsidiaries receive customary annual premiums. As of June 30, 2003, AIG and its subsidiaries are related parties of the Company. Fees paid for such services were $2.8 million, $0.0 million and $3.3 million for the year ended December 31, 2004 and the period from December 12, 2003 through December 31, 2003 and the period from January 1, 2003 through December 12, 2003 respectively.


14.       Employee Compensation and Benefit Plans

Retirement Savings Plan

ARC LLC is the sponsor of the American Ref-Fuel Company Retirement Savings Plan (the Savings Plan), which covers substantially all employees of the Company. The Savings Plan, adopted July 1, 1988, as amended, incorporates a defined contribution account for each employee with deferred savings features permitted under Internal Revenue Code Section 401(k). Employees may make voluntary contributions to one or more of various investment funds through payroll deductions. The Company's matching contribution is defined as 50 percent of the first five percent of covered compensation contributed by the employee. In addition, the Company makes a basic contribution on an employee's behalf in an amount equal to three percent of an employee's regular earnings which are less than the Social Security Wage Base. Company contributions are directed to the investment funds in the same proportion as the employees have directed their voluntary contributions. Amounts contributed to the Savings Plan were approximately $2.8 million, $0.2 million, $2.7 million, and $3.0 million for the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, respectively.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Long-Term Incentive Plans

The Company has granted certain appreciation rights and/or performance awards to its officers and certain key employees that were issued under two separate long-term incentive plans; the Long-Term Incentive Plan (dated as of January
2001) and the Management Incentive Plan (dated as of January 2004). The incentive plans are administered by the compensation committee of the Board of Directors. Awards under long-term incentive plans are based on the achievement of certain management objectives during each plan year. Awards under the long-term incentive plans mature in equal amounts of 25 percent in the years following the award. The Long-Term Compensation Plan (the LTC Plan), effective as of January 1, 2001, replaced the Long-Term Compensation Plan (the LTI Plan). Awards under the LTC Plan are based on the achievement of certain management objectives during each plan year. Awards under the LTC Plan mature in equal amounts of 25 percent in the years following the award.

The Company recognized compensation expense of approximately $3.7 million, $0.3 million, $4.9 million, and $4.1 million during the year ended December 31, 2004, the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the year ended December 31, 2002, respectively. The Company's obligation under these plans is approximately $6.0 million and $4.6 million at December 31, 2004 and 2003, respectively, of which approximately $2.7 million and $2.4 million is included in other long-term liabilities with the remainder in current liabilities, respectively. The Company paid out approximately $3.4 million, $0.0 million, $25.2 million under these plans for the year ended December 31, 2004, the period from and $0.9 million December 12, 2003 through December 31, 2003, and the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002, respectively.

Employment Agreements

Ref-Fuel Holdings has employment agreements with its seven officers. The agreements, which expire on December 31, 2006, provide for annual base salaries, subject to annual review by the Board of Directors of Ref-Fuel Holdings. Each officer is also eligible to participate in cash-based short-term and long-term bonus and incentive compensation arrangements, retirement plans and other arrangements that are generally provided to senior officers. If an officer's employment is terminated by Ref-Fuel Holdings "without cause" or by the officer for "good reason" (each defined in the agreement), such officer is entitled to an amount equal to the sum of two times the annual base salary, two times the average annual bonus for the three preceding years and prorated target cash bonus for the calendar year which includes the date of termination.

Stock Option Plan

On August 11, 2004, the Board of Directors of Holdings Corp., managing member of the Company, adopted the 2004 Stock Option Plan (the SOP), effective January 1, 2004, as further modified on September 16, 2004. The SOP was designed to link the interests of officers of Holdings Corp. and other senior management of Ref-Fuel Holdings to the interests of Holdings Corp. shareholders through the granting of options to purchase stock of Holdings Corp. Holdings Corp. is a privately held company. During 2004 Holdings Corp. granted 13,199 options to the executive officers of Ref-Fuel Holdings under the SOP. Options awarded under the SOP vest over a period of four years and expire ten years from the date of grant, unless a triggering event (as defined in the agreement) has not occurred during the option period.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

On January 31, 2005, in conjunction with the Sale, as discussed in Note 16, the Board of Directors and optionees under the SOP adopted an Option Modification Agreement (OMA). Under the terms of the OMA, at the completion of the Sale, the SOP plan will be canceled in exchange for a cash payment. The cash payment is calculated as the value of all outstanding options granted or ungranted but authorized under the terms of the SOP, together with certain amounts due and anticipated under other long term compensation plans.

A summary of the Company's stock options for the year ended December 31, 2004, is as follows:

                                                                      Weighted average
                                                      Shares           exercise price
                                                  ----------------    ------------------
Options outstanding:
Beginning of year                                               -     $               -
Granted                                                    13,199              1,189.51
Exercised                                                       -                     -
Forfeited or terminated                                         -                     -

Purchased by MSW Merger
                                                                -                     -
                                                  ----------------    ------------------
End of year                                                13,199     $        1,189.51
                                                  ================    ==================

Options exercisable at year end                                 -                     -

Weighted  average fair value of options  granted
  during the year                                                              $ 132.30

The fair value of each stock option granted during the year ended December 31, 2004 is an estimate on the date of grant that is calculated using the minimum value option pricing model with the following assumptions:



                                               Year Ended
                                                December
                                                31, 2004
                                              -------------
Expected life (years)                                    3
Expected dividend                                        -
Risk free interest rate                               3.9%


The Company applies the recognition provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. No compensation cost has been recognized for the stock option plan. Set forth as follows are the Company's net income presented both as reported and pro forma, as if compensation cost had been determined consistent with the provisions of FAS No. 123 for the year ended December 31, 2004 (in thousands):

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


                                                         Year Ended December 31, 2004
                                                         ------------------------------
Net income, as reported                                                      $  92,030
Add:  stock-based compensation expense included in
    reported net income, net of taxes                                                -
Less:  stock-based compensation expense included using
    fair value method, net of  taxes                                           (1,746)
                                                         ------------------------------
Pro forma net earnings                                                       $  90,284
                                                         ==============================

The effects of applying FAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.


15.      Supplemental Disclosure of Cash Flow Information

Depreciation and amortization expense included in the Statements of Cash Flows consists of the following (in thousands):

                                                                                             Consolidated
                                                                   --------------------------------- ---------------------------
                                                                                    The          |      The
                                                                                   period        |     period
                                                                     For the       from          |      from
                                                                     Year        December 12     |    January         For the
                                                                     Ended        through        |     through      Year Ended
                                                                    December      December       |     December    December
                                                                      31,            31,         |       12,           31,
      Asset / liability              Statement of operations          2004           2003        |      2003           2002
------------------------------    -----------------------------    -----------    -----------    |   -----------   -------------
                                                                                                 |
 Property, plant and               Depreciation and                                              |
 equipment                         amortization (1)                $   67,996       $   3,391    |     $  55,838     $    67,249
 Energy contracts                  Energy revenues                     59,770           3,286    |        27,293          25,984
 Long-term waste contracts         Waste disposal and related                                    |
                                   services                            (7,171)           (477)   |        (7,454)         (8,453)
 Lease                             Operating expenses (rent                                      |
                                   expense)                            (3,641)              -    |        (5,009)         (5,279)
 Debt                              Interest expense                   (16,211)           (494)   |        (4,097)         (4,608)
 Deferred revenue                  Waste disposal and related                                    |
                                   services revenues and Energy                                  |
                                   Revenues and energy revenues           (29)              -    |          (909)           (198)
                                                                   -----------    -----------    |   -----------   -------------
 Total                                                             $  100,714       $   5,706    |     $  65,662     $    74,695
                                                                   ===========    ===========    |   ===========   =============
                                                                                                 |
 Supplemental cash flow                                                                          |
 information                                                                                     |
      Cash paid for interest                                       $   64,372       $  11,094    |     $  54,594     $    57,306
                                                                   ===========    ===========    |   ===========   =============
                                                                                                 |
 Noncash investing and financing activities                                                      |
 Push-down basis of accounting - MSW Energy Holdings                $       -       $ 205,501    |             -     $         -
 Push-down basis of accounting - MSW Energy Holdings II                     -         202,223    |             -               -
 Unrealized gain on investments                                             -             517    |             -               -
 Redemption of Class B minority interest in the HENS                        -               -    |             -         144,194
 Finanalization of purchase accounting                                  4,573               -    |             -               -

16.      Subsequent Event

DLJ Merchant Banking Partners and AIG Highstar Capital, L.P. announced on February 1, 2005 that they have signed a definitive agreement to sell Holdings Corp. to Danielson Holding Corporation (Danielson). Holdings Corp. is the parent of MSW Energy Holdings LLC and MSW Energy Holdings II LLC. Danielson will pay $740 million in cash for the equity of ARC Holdings and will assume the consolidated net debt of ARC Holdings. Subject to receipt of regulatory approvals and required financing, the transaction is expected to close in the second quarter of 2005.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

In connection with the Sale, costs relating to transaction expenses, severance, employment contracts, the OMA, Long-Term Incentive Plans, housing subsidies, lease termination and other related items are estimated to be between $50 million and $70 million.